CODE OF ETHICS

Background

Investment advisers are fiduciaries that owe their undivided loyalty to their clients. Investment advisers are trusted to represent clients' interests in many matters, and advisers must hold themselves to the highest standard of fairness in all such matters.

Rule 204A-1 under the Advisers Act requires each registered investment adviser to adopt and implement a written code of ethics that contains provisions regarding:

●	The adviser's fiduciary duty to its clients;

●	Compliance with all applicable Federal Securities Laws;

●	Reporting and review of personal Securities transactions and holdings;

●	Reporting of violations of the code; and

●	The provision of the code to all supervised persons.

Risks

In developing these policies and procedures, Bow River Capital considered the material risks associated with administering the Code of Ethics. This analysis includes risks such as:

●	Associates do not understand the fiduciary duty that they, and Bow River Capital, owe to Clients;

●	Associates and/or Bow River Capital fail to identify and comply with all applicable Federal Securities Laws;

●	Associates do not report personal Securities transactions;

●	Associates trade personal accounts ahead of Client accounts;

●	Associates allocate profitable trades to personal accounts or unprofitable trades to Client accounts;

●	Violations of the Federal Securities Laws, the Code of Ethics, or the policies and procedures set forth in this Manual, are not reported to the CCO and/or appropriate supervisory personnel;

●	Bow River Capital does not provide its Code of Ethics and any amendments to all Associates; and

●	Bow River Capital does not retain Associates' written acknowledgements that they received the code and any amendments.

Bow River Capital has established the following guidelines to mitigate these risks.

Policies and Procedures

Fiduciary Standards and Compliance with the Federal Securities Laws

At all times, Bow River Capital and its Associates must comply with the spirit and the letter of the Federal Securities Laws and the rules governing the capital markets. The CCO administers the Code of Ethics (or the "Code"). All questions regarding the Code should be directed to the CCO. Associates must cooperate to the fullest extent reasonably requested by the CCO to enable (i) Bow River Capital to comply with all applicable Federal Securities Laws and (ii) the CCO to discharge her duties under the Manual.

All Associates will act with competence, dignity, integrity, and in an ethical manner, when dealing with Clients, Investors, the public, prospects, third-party service providers and fellow Associates. Associates must use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, trading, promoting Bow River Capital's services, and engaging in other professional activities.

We expect all Associates to adhere to the highest standards with respect to any potential conflicts of interest with Clients. As a fiduciary, Bow River Capital must act in its Clients' best interests. Neither Bow River Capital, nor any Associate should ever benefit at the expense of any Client. Notify the CCO promptly about any practice that creates, or gives the appearance of, a material conflict of interest.

Associates are generally expected to discuss any perceived risks, or concerns about Bow River Capital's business practices, with their direct supervisor. However, if an Associate is uncomfortable discussing an issue with their supervisor, or if they believe that an issue has not been appropriately addressed, they should bring the matter to the CCO's attention.

Reporting Violations

Improper actions by Bow River Capital or its Associates could have severe negative consequences for Bow River Capital, its Clients and Investors, and its Associates. Impropriety, or even the appearance of impropriety, could negatively impact all Associates, including people who had no involvement in the problematic activities.

Associates must promptly report any improper or suspicious activities, including any suspected violations of the Code of Ethics, to the CCO. Issues can be reported to the CCO in person, or by telephone, email, or written letter. Reports of potential issues may be made anonymously. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to the CEO and/or the President on the matter. Any problems identified during the review will be addressed in ways that reflect Bow River Capital's fiduciary duty to its Clients.

An Associate's identification of a material compliance issue will be viewed favorably by the Company's senior executives. Retaliation against any Associate who reports a violation of the Code of Ethics in good faith is strictly prohibited and will be cause for corrective action, up to and including dismissal. If an Associate believes that he or she has been retaliated against, he or she should notify the CEO directly.

Violations of this Code of Ethics, or the other policies and procedures set forth in the Manual, may warrant sanctions including, without limitation, requiring that personal trades be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, suspending personal trading rights, imposing a fine, suspending employment (with or without compensation), making a civil referral to the SEC, making a criminal referral, terminating employment for cause, and/or a combination of the foregoing. Violations may also subject an Associate to civil, regulatory or criminal sanctions. No Associate will determine whether he or she committed a violation of the Code of Ethics or impose any sanction against himself or herself. All sanctions and other actions taken will be in accordance with applicable employment laws and regulations.

Distribution of the Code and Acknowledgement of Receipt

Bow River Capital will distribute this Manual, which contains the Company's Code of Ethics, to each Associate upon the commencement of employment, annually, and upon any change to the Code of Ethics or any material change to another portion of the Manual.

All Associates must acknowledge that they have received, read, understood, and agree to comply with Bow River Capital's policies and procedures described in this Manual, including this Code of Ethics. Associates should complete the Compliance Manual Certification in Associate TradeSphere upon commencement of employment, annually, and following any material change to the Manual. Alternatively, with permission from the CCO, Associates may complete the attached Compliance Manual Acknowledgement Form and submit the completed form to the CCO

Conflicts of Interest

Conflicts of interest may exist between various individuals and entities, including Bow River Capital, Associates, and current or prospective Clients and Investors. Any failure to identify or properly address a conflict can have severe negative repercussions for Bow River Capital, its Associates, and/or Clients and Investors. In some cases, the improper handling of a conflict could result in litigation and/or disciplinary action.

Bow River Capital's policies and procedures have been designed to identify and properly disclose, mitigate, and/or eliminate applicable conflicts of interest. However, written policies and procedures cannot address every potential conflict, so Associates must use good judgment in identifying and responding appropriately to actual or apparent conflicts. Conflicts of interest that involve Bow River Capital and/or its Associates on one hand, and Clients and/or Investors on the other hand, will generally be fully disclosed and/or resolved in a way that favors the interests of Clients and/or Investors over the interests of Bow River Capital and its Associates. If an Associate believes that a conflict of interest has not been identified or appropriately addressed, that Associate should promptly bring the issue to the CCO's attention.

In some instances, conflicts of interest may arise between Clients and/or Investors. Responding appropriately to these types of conflicts can be challenging and may require robust disclosures if there is any appearance that one or more Clients or Investors have been unfairly disadvantaged. Associates should notify the CCO promptly ifit appears that any actual or apparent conflict of interest between Clients and/or Investors has not been appropriately addressed.

It may sometimes be beneficial for Bow River Capital to be able to retroactively demonstrate that it carefully considered particular conflicts of interest. The CCO may use the attached Miscellaneous Reporting Form to document the Company's assessment of, and response to, such conflicts.

Personal Securities Transactions

Associate's trades should be executed in a manner consistent with our fiduciary obligations to our Clients: trades should avoid actual improprieties, as well as the appearance of impropriety. Associate trades must not be timed to precede orders placed for any Client, nor should trading activity be so excessive as to conflict with the Associate's ability to fulfill daily job responsibilities.

Accounts Covered by the Policies and Procedures

Bow River Capital's Personal Securities Transactions policies and procedures apply to all accounts holding any Securities over which Associates have any beneficial ownership interest, which typically includes accounts held by immediate family members sharing the same household. Immediate family members include children, stepchildren, grandchildren, parents, step-parents, grandparents, spouses, domestic partners, siblings, parents-in-law, and children-in-law, as well as adoptive relationships that meet the above criteria .

It may be possible for Associates to exclude accounts held personally or by immediate family members sharing the same household if the Associate does not have any direct or indirect influence or control over the accounts, or if the Associate can rebut the presumpt ion of beneficial ownership over family members' accounts. Associates should consult with the CCO before excluding any accounts held by immediate family members sharing the same household.

Reportable Securities

Bow River Capital requires Associates to provide periodic reports regarding transactions and holdings in all "Reportable Securities," which include any Security, except:

●	Direct obligations of the Government of the United States;

●	Bankers' acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;

●	Shares issued by money market funds;

●	Shares issued by open-end investment companies registered in the U.S., other than funds advised or underwritten by Bow River Capital or an affiliate;

●	Interests in 529 college savings plans; and

●	Shares issued by unit investment trusts that are invested exclusively in one or more open-end registered investment companies, none of which are advised or underwritten by Bow River Capital or an affiliate.

Shares of the Exchange-Traded Funds ("ETFs"). listed below:

●	SPDR Dow Jones Industrial Average ETF ("DIA")

●	SPDR S&P 500 ETF Trust ("SPY")

●	PowerShares QQQ Trust, Series I (ETF) ("QQQ")

●	iShares MSCI EAFE ETF ("EFA" )

●	iShares Core S&P 500 ETF ("IVV")

●	iShares Russell 2000 ETF ("IWM")

●	iShares MSCI Emerging Market ETF ("EEM")

●	iShares FTSE I00 UCITS ETF ("GB/ISF")

II

Transactions by in all other ETFs must be reported by Associates to the CCO.

Pre-clearance Procedures

Associates must have written clearance for all transactions involving IPOs, Private Placements or transactions in the secondaries markets before completing the transactions. Bow River Capital may disapprove any proposed transaction, particularly if the transaction appears to pose a conflict of interest or otherwise appears improper. If clearance is granted for a specified period of time, the Associate receiving the approval is responsible for ensuring that his or her trading is completed before the clearance's expiration. Associates should be cautious when submitting good-until-cancelled orders to avoid inadvertent violations of Bow River Capital's pre-clearance procedures.

Associates must use the attached Trade Pre-clearance Form or submit a request via Employee TradeSphere to seek pre-clearance. All pre-clearance requests must be submitted to the CCO. Exemptions from the pre- clearance procedures may be available under very limited circumstances with approval from the Compliance Committee.

Reporting

Bow River Capital must collect information regarding the personal trading activities and holdings of all Associates or Access Persons. Associates must submit quarterly reports regarding Reportable Securities transactions and newly opened accounts, as well as annual reports regarding holdings and existing accounts.

Quarterly Transaction Reports

Each quarter, Associates must report all Reportable Securities transactions in accounts in which they have a Beneficial Interest. Associates must also report any accounts opened during the quarter that hold any Securities (including Securities excluded from the definition of a Reportable Security). Reports regarding Securities transactions and newly opened accounts must be submitted to the CCO within 30 days of the end of each calendar quarter.

Associates must utilize Associate TradeSphere to fulfill quarterly reporting obligations. Alternately, Associates, with an approval from Bow River Capital's CCO to not use Associate TradeSphere, may use the Quarterly Reporting forms attached to this Compliance Manual. For Broker-Dealers that don't feed directly into Associate TradeSphere, Associates may also elect to use the attached Letter to a Broker-Dealer to instruct the institution hosting their accounts to send the CCO duplicate account statements. The CCO must receive all such statements within 30 days of the end of each calendar quarter. Any trades that did not occur through a broker-dealer, such as the purchase of a private fund, must be reported in Associate TradeSphere or on the attached Quarterly Reporting Forms. If an Access Person did not have any transactions or account openings to report, this should be indicated within Associate TradeSphere within 30 days of the end of each calendar quarter.

Initial and Annual Holdings Reports

Associates must periodically report the existence of any account that holds any Securities (including Securities excluded from the definition of a Reportable Security), as well as all Reportable Securities holdings. Reports regarding accounts and holdings must be submitted to the CCO or Associate TradeSphere on or before February 14th of each year, and within 15 days of an individual first becoming an Associate. Annual reports must be current as of December 31st; initial reports must be current as of a date no more than 45 days prior to the date that the person became an Associate. If an Associate has not been granted access to Associate TradeSphere to allow an Associate to produce Initial Holdings Reports within 15 days of becoming an Associate, please see attached copy of the Periodic Holdings Reporting Forms.

Initial and annual reports must disclose the existence of all accounts that hold any Securities, even if none of those Securities fall within the definition of a "Reportable Security."

If an Associate does not have any holdings and/or accounts to report, this should be indicated in Associate TradeSphere within 15 days of becoming an Associate and by February 14th of each year or on the Periodic Holdings Reporting Form attached to this Compliance Manual.

Exceptions from Reporting Requirements

There are limited exceptions from certain reporting requirements. Specifically, an Associate is not required to submit:

●	Quarterly reports for any transactions effected pursuant to an Automatic Investment Plan; or

●	Any reports with respect to Securities held in accounts over which the Associate had no direct or indirect influence or control, such as an account managed by an investment adviser on a discretionary basis.

Any investment plans or accounts that may be eligible for either of these exceptions should be brought to the attention of the CCO who will, on a case-by-case basis, determine whether the plan or account qualifies for an exception. In making this determination, the CCO may ask for supporting documentation, such as a copy of the Automatic Investment Plan, a copy of the discretionary account management agreement, and/or a written certification from an unaffiliated investment adviser.

Personal Trading and Holdings Reviews

Bow River Capital's Personal Securities Transactions policies and procedures are designed to mitigate any potential material conflicts of interest associated with Associates' personal trading activities. Accordingly, the CCO will closely monitor Associates' investment patterns to detect the following potentially abusive behavior:

●	Frequent and/or short-term trades in any Security, with particular attention paid to potential market- timing of mutual funds;

●	Trading opposite of Client trades;

●	Trading ahead of Clients; and

●	Trading that appears to be based on Material Non-Public Information.

The CCO will review all reports submitted pursuant to the Personal Securities Transactions policies and procedures for potentially abusive behavior and compare securities traded to the restricted list. Upon review, the CCO will initial and date each report received, and will attach a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and/or sanctions, up to and including dismissal.

If no exemptions from review are applicable, the Chief Financial Officer will monitor the CCO's personal Securities transactions for compliance with the Personal Securities Transactions policies and procedures.

Co-Investment Opportunities

Associate co-investments can help to align Associates' interests with Clients' interests, encourage prudence and diligence during the investment process, and demonstrate Associates' confidence in Bow River Capital's investment processes. However, co-investments could present conflicts of interest if not properly structured and monitored.

The CCO is responsible for monitoring co-investments by the Company and its Associates. Among other things, the CCO will seek to ensure that:

●	Co-investment activities have been accurately disclosed to affected Investors;

●	Client investments and any Company or Associate's co-investments are on the same terms and in the same portion of the portfolio company's capital structure;

●	The extent to which Company or Associate co-investments take away from the size of the investment opportunity available to Clients is properly disclosed and/or mitigated through limits on the size of the co-investments;

●	Co-investments will be made at the same time as Client investments, and the Company and its Associates will not dispose of a co-investment ahead of Bow River Capital's Clients; and

●	The CCO has access to all information necessary to monitor Associates' co-investments in the same way that other personal securities transactions are monitored.

Disclosure of the Code of Ethics

Bow River Capital will describe its Code of Ethics in Part 2 of Form ADV and, upon request, furnish Clients and Investors with a copy of the Code of Ethics. All Client requests for Bow River Capital's Code of Ethics should be directed to the CCO.

Code of Ethics and Compliance Manual Representations

I hereby represent that all of my personal securities transactions have been effected in compliance with the Code of Ethics. I also confirm that I have provided or instructed all brokerage or other firms where I maintain an investment account to supply duplicate copies ofmy monthly or quarterly account statements to the Chief Compliance Officer.

In addition to the representations contained throughout the Compliance Manual and Code of Ethics, I hereby certify (i) that I have never been found civilly liable for, nor criminally guilty of, insider trading and that no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority and (ii) I am not engaged in any business activities outside my employment with Bow River Capital other than those outside business activities which have already been disclosed to, and approved by, the Chief Compliance Officer.

Name of Access Person

Signature of Access Person

Date

Initial:

Dte :

Annual Compliance Questionnaire Supp lement.

Please answer the following questions accurately. If you mark any shaded boxes, explain your response in the space following the table.

Question	Yes	No
1. Are you or any members of your immediate family employed by a financial services company other than Bow River Capital, or by a company that provides products or services to Bow River Capital?
2. Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle outside of Bow River Capital's Funds?
3. Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services company or a company that provides products or services to Bow River Capital?
4. Do you or any members of your immediate family serve as trustee, executor, or in a similar capacity for any Client or Investor?
5. Do you or any members of your immediate family have any other business or personal relationship with any Client or Investor?
6. Are you or any members of your immediate family employed by any government?
7. Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and not- for-profit organizations)?
8. Are you aware of any conflicts of interest that have not already been disclosed to the CCO involving Bow River Capital, you or your immediate family members and any Client or Investor?
9. Have you complied with Bow River Capital's requirements regarding the disclosure and approval of outside business activities?
10. Are you aware of any potentially Material Non-Public Information that has not been previously disclosed to the CCO? (If yes, please indicate the capacity in which you received the information at the end of this form, but do not include the specific information in question on this form.)

Initial:

Date :

Question	Yes	No
11. Have you improperly transmitted proprietary information between Bow River Capital and any prior employers or other individuals or entities?
12. Have you reported all of the political contributions that you made in the past two years?
13. In the past 10 years, have you been convicted of or plead guilty or no contest in a domestic, foreign, or military court to any:
● Felony
● Misdemeanor involving investments or an investment-related business, or any fraud, false statements, filings or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?
14. In the past 10 years, has any federal regulatory agency, the U.S. Postal Service, any state regulatory agency, or any foreign financial regulatory authority found you to have:
● Made a false statement or omission, or been dishonest, unfair, or unethical?
● Been involved in a violation of investment-related regulations or statutes?
● Been a cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?
15. In the past 10 years, has any federal regulatory agency, the U.S. Postal Service, any state regulatory agency, or any foreign financial regulatory authority:
● Entered an order or injunction against you in connection with an investment- related activity or the making of false representations?
● Denied, suspended, or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or restricted your activity?
16. In the past l O years, has any self-regulatory organization or commodities exchange found you to have:
● Made a false statement or omission?
● Been involved in a violation of its rules (other than a violation designated as a "minor rule violation" under a plan approved by the SEC)?

Initial:

Date :

Question	Yes	No
● Been the cause of an investment-related business having its authorization to do business denied, suspended, revoked, or restricted?
17. Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?

18.  Tn the past 10 years, has any domestic or foreign court:

●     Enjoined or restrained you in connection with any investment or Securities- related activity, or in connection with any false SEC filing?

●     Found that you were involved in a violation of investment-related statutes or regulations ?

●     Dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?

19. Arc you now the subject of any proceeding that could result in a "yes" answer to any of the preceding questions?
New Associates should skip the remaining questions and explain any marks in shaded boxes below the table.
20. During the past 12 months, have you reported all personal Securities transactions in accordance with Bow River Capital's reporting policies?
21. During the past 12 months, have you reported gifts and entertainment m accordance with Bow River Capital's reporting policies?
22. During the past 12 months , have you traded on or improperly transmitted any Material Non-Public Information?
23. During the past 12 months, have you become aware of any violation of Bow River Capital's Code of Ethics that you did not disclose to the CCO?

24. To the best of your knowledge, during the past 12 months, has Bow River Capital and its Associates (including yourself) complied with the Company's written policies and procedures regarding:

●     Insider trading;

●     Outside business activities and prior employment;

●     Political contributions;

Initial:

Date :

Question	Yes	No

●     Identification, reporting, and resolution of complaints;

●     Portfolio management;

●     Proxy voting;

●     Trading;

●     Identification , reporting, and resolution of trade errors;

●     Soft dollars;

●     Security valuation;

●     Account opening and closing;

●     Side pockets;

●     Anti-money laundering;

●     Protection of Clients' privacy;

●     Custody and safeguarding of assets;

●     Fee billing;

●     The maintenance and dissemination of disclosure documents;

●     The use of electronic communications;

●     Advertising and marketing;

●     Solicitation arrangements;

●     Media communications

●     Contingency and disaster recovery planning; and

●     The maintenance of books and records.

Please use the space below to explain any marks in shaded boxes. For each explanation, indicate the relevant question number. Use additio nal pages as necessary.

By signing below, I certify that I responded to the Annual Compliance Questionnaire Supplement completely and accurately.

Print Name:

Trtitial:

Date :

Signature:

Date:

Trade Pre-clearance Form

Transaction Type: Buy/ Sell/ Short/ Cover Short/ Other (describe):

Security Name:

Security Type: Common Stock/ Option/ Debt/ Other (describe):

Symbol or Identifier:

Number of Shares/ Contracts / Principal Amount:

For Options, Indicate the Expiration Date:

Broker / Custodian:

Does the transaction involve an IPO or private placement?

If you are seeking to invest in a private fund, describe the fund's investment strategy.

Pre-clearance sought through (date):

By signing below, I certify and acknowledge the following:

1.	I have no Material Non-Public Information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy, confidentiality agreements or securities laws.

2.	The proposed transaction does not limit a Client's investment opportunities or disadvantage a Client in any way.

Signature:	Date:

Print Name:

Internal Use Only

Reviewer:	Approved / Disapproved	Date:

Reasons Supporting Decision:

Quarterly Reporting Form: Transactions

For the Quarter Ended:_____________

Number of Shares	Security Name	Type (common stock, bond, etc.)	Ticker or CUSIP	Buy/ Sell	Principal Amount	Interest Rate/ Maturity	Price	Date	Executed By (Broker- Dealer or Bank)

I certify that this form fully discloses all transactions of Reportable Securities in which l have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities transactions of immediate family members living in the same household.

Signature:	Print Name:	Date:

Deliver to the CCO within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

With respect to Section 16 of the Exchange Act, nothing in this report should be construed as an admission that the person making the report has a direct or indirect beneficial ownership interest in the Securities to which the report relates.

Quarterly Reporting Form: New Accounts

For the Quarter Ended:_ _ _ _ _ _ _

Name of Broker-Dealer or Bank	Account Title	Account Number	Date Account was Established

I certify that this form fully discloses all Securities accounts opened during the calendar quarter noted above in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities accounts of immediate family members living in the same household.

Signature:	Print Name:	Date:

Deliver to the CCO within 30 days of the end of each calendar quarter. Use additional sheets if necessary .

Letter to a Broker-Dealer

DATE

NAME OF BROKER/CUSTODIAN

ADDRESS

CITY, STATR ZIP

Re:	Account No.

Account Name

DearNAME,

As of DATE, please send duplicate monthly account statements for the above-named account to:

Bow River Capital

Attn: Regina M. Watson, Chief Compliance Officer

205 Detroit Street, Suite 800

Denver, Colorado 80206

If you have any questions or concerns, please call me at (720) 510-3240. Thank you for your immediate attention to this matter.

Sincerely,

NAME

cc:	Regina M. Watson, Chief Compliance Officer

Periodic Holdings Reporting Form: Accounts

Information is current as of:

Name of Broker-Dealer or Bank	Account Title	Account Number

I certify that this form fully discloses all of the Securities accounts in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities accounts of immediate family members living in the same household.

Deliver to the CCO within 15 days of becoming associated with Bow River Capital, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

Periodic Holdings Reporting Form: Reportable Securities

Security Name	Ticker or CUSIP (As Applicable)	Type (Common Stock, Bond, etc.)	Number of Shares or Principal Amount (As Applicable)

I certify that this form fully discloses all Reportable Security holdings in which I have a Beneficial Interest. I understand that I am presumed to have a Beneficial Interest in Securities holdings of immediate family members living in the same household.

Deliver to the CCO within 10 days of becoming associated with Bow River Capital, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

Miscellaneous Reporting Form

Use this form to make disclosures or seek approvals not addressed by other forms in this Manual.

Provide a detailed description of the issue you are disclosing or for which you are seeking approval. To the extent possible, include specific names and dates, as well as any applicable conflicts of interest or regulatory issues.

Submitted by:

Signature	Date

Print Name

Reviewed by:

Signature	Date

Print Name

Describe any necessary follow up: